EXHIBIT 12.1


                         ARIZONA PUBLIC SERVICE COMPANY
                    COMPUTATION OF EARNINGS TO FIXED CHARGES
                             (THOUSANDS OF DOLLARS)

                                                            Twelve Months Ended
                                        -------------------------------------------------------------
                                                                 December 31
                                        -------------------------------------------------------------
                                          1999         1998         1997         1996            1995
                                        ---------    ---------    ---------    ---------    ---------
Earnings:
     Net Income .....................     128,437(a) $ 255,247    $ 251,493    $ 243,471    $ 239,570
     Income taxes (1) ...............      65,373      159,456      153,324      132,961      141,267
     Fixed Charges ..................     184,327      188,568      195,055      203,855      214,768
                                        ---------    ---------    ---------    ---------    ---------
       Total ........................     378,137    $ 603,271    $ 599,872    $ 580,287    $ 595,605
                                        =========    =========    =========    =========    =========
Fixed Charges:
     Interest expense ...............     140,948    $ 144,695    $ 150,335    $ 158,287    $ 168,175
     Amortization of debt discount,
       premium and expense ..........       7,323        7,580        7,791        8,176        8,622
     Estimated interest portion of
       annual rents (2) .............      36,056       36,293       36,929       37,392       37,971
                                        ---------    ---------    ---------    ---------    ---------
       Total ........................     184,327    $ 188,568    $ 195,055    $ 203,855    $ 214,768
                                        =========    =========    =========    =========    =========
Ratio of Earnings to Fixed Charges
     (rounded down) .................        2.05         3.19         3.07         2.84         2.77
                                        =========    =========    =========    =========    =========
(1)  Income Taxes:
     Charged to operations ..........     192,015    $ 192,207    $ 184,737    $ 178,513    $ 178,865
     Income Tax Benefit-
       Disallowance (b) .............     (94,115)         N/A          N/A          N/A          N/A
     Charged (credited) to other
       accounts .....................     (32,527)     (32,751)     (31,413)     (45,552)     (37,598)
                                        ---------    ---------    ---------    ---------    ---------
       Total ........................      65,373    $ 159,456    $ 153,324    $ 132,961    $ 141,267
                                        =========    =========    =========    =========    =========
(2)  Estimated interest portion of
     Unit 2 lease payments included
     in estimated interest portion of
     annual rentals .................   $  33,878    $  34,315    $  34,720    $  35,083    $  35,422
                                        =========    =========    =========    =========    =========

--------
(a) Net Income for twelve months ended December 1999 reflects an after-tax extraordinary charge of $140 million for a regulatory disallowance.

(b) Income taxes reported on the Company's income statement are shown excluding the effects of the regulatory disallowance.